Exhibit 99.1

Apergy Reports First Quarter 2020 Results

•	Revenue of $261.4 million in Q1-20, up 6% sequentially

•	GAAP net loss attributable to Apergy of $659.5 million in Q1-20, which includes a non-cash pre-tax charge of $682.8 million related to the impairment of goodwill and long-lived assets

•	Adjusted EBITDA of $53.3 million in Q1-20, a sequential increase of 19% from Q4-19

•	Cash from operating activities of $29.2 million and free cash flow of $21.8 million, or 8% of revenue in Q1-20

•	Additional proactive actions to significantly reduce operating expenses have increased annualized savings to $85 million from $65 million

•	Merger with ChampionX expected to close by the end of Q2-20

THE WOODLANDS, TX, April 27, 2020 - Apergy Corporation (“Apergy”) (NYSE: APY) today announced preliminary first quarter 2020 results. Revenue for the quarter was $261.4 million and net loss attributable to Apergy was $659.5 million, which includes an estimated non-cash pre-tax charge of $682.8 million related to the impairment of goodwill and long-lived assets in our Production & Automation Technologies segment. The final computation of the loss resulting from the impairment calculation is expected to be in a range of $650 million to $750 million. The impairment loss was triggered by the substantial negative impact on oil demand caused by COVID-19, in combination with the significant increases in supply coming from OPEC+ members. Adjusted net income attributable to Apergy was $2.8 million, and adjusted EBITDA was $53.3 million. Loss before income taxes margin was (262.4)%, and adjusted EBITDA margin was 20.4%. Cash provided by operating activities was $29.2 million, an increase of $9.3 million on a year-over-year basis, and free cash flow was $21.8 million.i

“We have responded to the COVID-19 pandemic with a comprehensive response plan to protect the health and safety of our employees as we continue to support vital oil and gas infrastructure around the world,” said Sivasankaran “Soma” Somasundaram, President and Chief Executive Officer. “Apergy’s businesses are classified as critical infrastructure; therefore, our manufacturing and field locations remain operational. Our response plan includes enacting social distancing policies, equipping employees with additional personal protective equipment, and following government and heath authority guidelines, including those of the Centers for Disease Control and Prevention and the World Health Organization. The health and safety of employees during this pandemic is paramount, and we are committed to taking all the necessary steps to do that. I want to thank all of our employees for their continued dedication and we are confident we will navigate this challenging environment responsibly and successfully”

“During the first quarter, our teams continued to execute well and support our customers against a challenging macro backdrop. We generated consolidated revenue of $261 million and adjusted EBITDA of $53 million for the quarter, which was within our guidance range. We also took proactive measures as part of a comprehensive contingency plan designed to maintain profitability and strong free cash flow despite the decline in oil prices from the OPEC+ actions in early March and reduced demand due to the COVID-19 pandemic. In response to continued difficult market conditions, we have increased the actions we are taking, and we now expect that our actions will result in $85 million of annualized cost savings, an increase of $20 million from the previous $65 million savings target announced. We will have completed most of the planned restructuring actions as we exit the second quarter, with the remaining actions completed by the middle of the third quarter. Additionally, we stand ready to take further actions as market conditions develop.

“We continue to maintain a strong financial position with liquidity of $298 million at the end of the first quarter, including $54 million in cash and available borrowing capacity of $244 million. During the first quarter we increased our available cash balance by generating free cash flow of $22 million, or 8% of revenue. Our performance during the quarter continues to demonstrate the profitability and cash generating capabilities of our portfolio and contributed to the higher cash balance. We have a disciplined capital management process and we reacted swiftly to changing market dynamics. In preparation for settling transaction expenses associated with our planned merger with ChampionX, as well as in the spirit of proactive and prudent liquidity management, on April 24th we increased our cash balance by drawing $125 million on our revolver leaving $119 million of available borrowing capacity.

“Due to the short-cycle nature of our business and recent global events, visibility is challenging. We are seeing meaningful sequential declines in our order rates, and we are prepared for market conditions to remain challenging throughout 2020, and potentially longer, as the shape of global oil demand recovery from the COVID-19 pandemic remains unclear. However, we are confident that we will be a long-term winner in the industry. We have taken and will continue to, take aggressive actions in response to market conditions. Consistent with our ‘top box’ value creation framework, we are focused on being an indispensable partner to our customers, delivering products that are critical to maintaining existing production, and continuing to deliver strong free cash flow.

“We are also excited by our future after our merger with ChampionX, which is on track for an expected close by the end of June. Integration planning is proceeding well and has confirmed our synergy targets. A key aspect of the strategic rationale for the combination is to create a stronger, more diversified, and more resilient production-focused global company. Financially, the combination immediately reduces leverage and the strong free cash flow of the combined company will support further deleveraging over time. We think this merger is exactly the type of smart strategic combination the industry needs in the face of challenging market conditions.” ii

	Three Months Ended			Variance
(dollars in thousands, except per share amounts)	Mar. 31, 2020 (1)	Dec. 31, 2019	Mar. 31, 2019	Sequential	Year-over-year
Revenue	$261,434	$247,748	$300,494	6%	(13)%

Net income (loss) attributable to Apergy	$(659,489)	$(1,823)	$19,656	N/M	N/M
Diluted earnings (loss) per share attributable to Apergy	$(8.51)	$(0.02)	$0.25	N/M	N/M

Adjusted net income attributable to Apergy	$2,774	$10,287	$22,265	(73)%	(88)%
Adjusted diluted earnings per share attributable to Apergy	$0.04	$0.13	$0.29	(69)%	(86)%

Income (loss) before income taxes	$(686,010)	$(10,622)	$25,507	N/M	N/M
Income (loss) before income taxes margin	(262.4)%	(4.3)%	8.5%	N/M	N/M

Adjusted EBITDA	$53,258	$44,643	$69,371	19%	(23)%
Adjusted EBITDA margin	20.4%	18.0%	23.1%	240 bps	(270) bps

Net cash provided by operating activities	$29,222	$32,509	$19,910	$(3,287)	$9,312
Capital expenditures	$7,467	$8,191	$9,718	$(724)	$(2,251)

N/M - not meaningful
(1) See Preliminary First Quarter 2020 Results within this release.

	Three Months Ended			Variance
(dollars in thousands)	Mar. 31, 2020 (1)	Dec. 31, 2019	Mar. 31, 2019	Sequential	Year-over-year
Production & Automation Technologies
Revenue	$205,479	$203,625	$222,959	1%	(8)%
Operating profit (loss)	$(674,140)	$2,175	$13,064	NM	NM
Operating profit margin	(328.1)%	1.1%	5.9%	NM	NM
Adjusted segment EBITDA	$40,031	$35,668	$42,990	12%	(7)%
Adjusted segment EBITDA margin	19.5%	17.5%	19.3%	200 bps	20 bps

Drilling Technologies
Revenue	$55,955	$44,123	$77,535	27%	(28)%
Operating profit	$11,359	$8,644	$26,806	31%	(58)%
Operating profit margin	20.3%	19.6%	34.6%	70 bps	(1430) bps
Adjusted segment EBITDA	$15,770	$11,412	$29,315	38%	(46)%
Adjusted segment EBITDA margin	28.2%	25.9%	37.8%	230 bps	(960) bps
N/M - not meaningful
(1) See Preliminary First Quarter 2020 Results within this release.

Production & Automation Technologies

In the first quarter of 2020, Production & Automation Technologies revenue increased $1.9 million, or 1%, sequentially, driven by growth in North America, partially offset by lower international revenues due to the timing of rod lift sales in international markets. On a year-over-year basis, Production & Automation Technologies revenue decreased $17.5 million, or 8%, due to lower artificial lift and other production equipment revenue in North America, partially offset by higher international and digital revenue.

Revenue from digital products was $33.9 million in the first quarter of 2020, a decrease of $0.7 million, or 2%, compared to $34.6 million in the fourth quarter of 2019, and an increase of $2.6 million, or 8%, compared to $31.3 million in the first quarter of 2019.

In the first quarter of 2020, segment operating loss was $674.1 million, which includes a non-cash goodwill and long-lived asset impairment charge of $682.8 million. Adjusted segment EBITDA was $40.0 million, which increased $4.4 million sequentially, or 12%, due to cost reduction actions, productivity initiatives, and isolated charges incurred in the fourth quarter of 2019 that did not repeat. On a year-over-year basis, adjusted segment EBITDA decreased $3.0 million, or 7%, due to the lower volume, partially offset by strong cost discipline and productivity initiatives.

Drilling Technologies

In the first quarter of 2020, Drilling Technologies revenue increased by $11.8 million, or 27%, sequentially, driven by the completion of an inventory destocking cycle by our drill bit customers for polycrystalline diamond cutters in the fourth quarter of 2019, as well as a 10% increase in diamond bearing revenues, partially offset by lower U.S. and worldwide rig counts. On a year-over-year basis, Drilling Technologies revenue decreased $21.6 million, or 28%, due to the significant reduction in U.S. drilling activity and lower diamond bearing revenues.

In the first quarter of 2020, segment operating profit was $11.4 million, and adjusted segment EBITDA was $15.8 million. Sequentially adjusted segment EBITDA increased by $4.4 million, or 38%, due to the higher volumes. Year-over-year, adjusted segment EBITDA decreased by $13.5 million, or 46%, as a result of the lower volume, partially offset by aggressive direct and SG&A cost reductions.

Sequentially, the average worldwide rig count was approximately unchanged and the average U.S. rig count declined 4% as of the end of the quarter. On a year-over-year basis, the average worldwide and U.S. rig counts declined 11% and 25%, respectively, at the end of the quarter and this decline has accelerated in April.

2020 Capital Expenditure and Leased Asset Guidance

Given limited visibility and significant uncertainty in the oil and gas industry, Apergy will not be providing income statement guidance for the three months ended June 30, 2020. During 2020, we will maintain our focus on the continued implementation of cost reduction actions to preserve adjusted EBITDA margins and positive free cash flow.

We are restricting our capital expenditures to maintenance requirements only, and we expect our full year 2020 capital expenditures combined with investment in leased assets in the net cash from operating activities section of our consolidated statement of cash flows to be approximately $30 million.

Other Business Highlights

•	Won a 5 year $40 million tender for progressive cavity pumps and sucker rod solutions for the coal seam gas market in Australia.

•	Sold 16 AffirmedTM PowerFit motors for slim hole ESP applications providing customers with increased productivity in small diameter unconventional wells.

•	ACE Downhole, a subsidiary of Apergy, commercially released the RelianceTM Downhole Gauge for slim hole applications, providing customers with a highly accurate and durable gauge for small bore wells.

•	U.S. rod lift revenues increased by a low single digit percentage for the twelve months ended March 31, 2020.

•	Strong sales in gas lift packages including downhole valves and monitoring services in the first quarter of 2020.

•
Introduced the virtual Artificial Lift Academy providing 15 unique classes to customers covering artificial lift equipment as well as production optimization software tools. Over 3,000 class seat registrations in the first quarter of 2020.

•
Windrock, a subsidiary of Apergy, received a patent for a novel magnetically mounted ultrasonic sensor that provides plug-and-play monitoring on industrial machinery, providing customers with accurate and sensitive measurements in an easily deployable design.

•	Seven patents were issued to Drilling Technologies in the first quarter of 2020.

Conference Call Details

Apergy Corporation will host a conference call on Tuesday, April 28, 2020, to discuss its first quarter 2020 financial results. The call will begin at 10:00 a.m. Eastern Time. Presentation materials that supplement the conference call are available on Apergy’s website at www.investors.apergy.com.

To listen to the call via a live webcast, please visit Apergy’s website at www.apergy.com. The call will also be available by dialing 1-888-424-8151 in the United States and Canada or 1-847-585-4422 for international calls. Please call approximately 15 minutes prior to the scheduled start time and reference Apergy conference call number 6001 239.

A replay of the conference call will be available on Apergy’s website. Also, a replay may be accessed by dialing 1-888-843-7419 in the United States and Canada, or 1-630-652-3042 for international calls. The access code is 6001 239#.

###

Preliminary First Quarter 2020 Results

The first quarter 2020 financial results and disclosures in this press release are preliminary and reflect Apergy management’s current views, including with respect to estimated charges for impairment of goodwill and long-lived assets. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission and may differ from the results and disclosures in this press release due to, among other things, the completion of closing and review procedures, changes in management’s views including of estimates, and the occurrence of subsequent events. We urge you to read the Form 10-Q when it becomes available.

About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted segment EBITDA, adjusted segment EBITDA margin, adjusted net income attributable to Apergy, adjusted diluted earnings per share attributable to Apergy, reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. In addition, free cash flow and free cash flow to revenue ratio are used by management to measure our ability to generate positive cash flow for debt reduction and to support our strategic objectives, while adjusted working capital provides a meaningful measure of operational results by showing changes caused by revenue or our operational initiatives. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the comparable GAAP measures is included in the accompanying financial tables.

About Apergy

Apergy is a leading provider of highly engineered equipment and technologies that help companies drill for and produce oil and gas safely and efficiently around the world. Apergy's products provide efficient functioning throughout the lifecycle of a well - from drilling to completion to production. Apergy’s Production & Automation Technologies offerings consist of artificial lift equipment and solutions, including rod pumping systems, electric submersible pump systems, progressive cavity pumps and drive systems and plunger lifts, as well as a full automation and digital offering consisting of equipment and software for Industrial Internet of Things (“IIoT”) solutions for downhole monitoring, wellsite productivity enhancement, and asset integrity management. Apergy’s Drilling Technologies offering provides market leading polycrystalline diamond cutters and bearings that result in cost effective and efficient drilling. To learn more about Apergy, visit our website at http://www.apergy.com.

Forward-Looking Statements

This news release contains statements relating to future actions and results, which are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, Apergy's market position and growth opportunities.  Forward-looking statements include, but are not limited to, statements related to Apergy’s planned merger with ChampionX, statements related to Apergy’s expectations regarding the performance of the business, financial results, liquidity and capital resources of Apergy, the effects of competition, and the effects of future legislation or regulations and other non-historical statements. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, tax and regulatory matters; and changes in economic, competitive, strategic, technological, regulatory or other factors that affect the operation of Apergy's businesses. You are encouraged to refer to the documents that Apergy files from time to time with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” in Apergy’s Annual Report on Form 10-K for the year ended December 31, 2019, and in Apergy’s other filings with the SEC, for a discussion of these and other risks and uncertainties. Readers are cautioned not to place undue reliance on Apergy’s forward-looking statements. Forward-looking statements speak only as of the day they are made and Apergy undertakes no obligation to update any forward-looking statement, except as required by applicable law.

Important Information About the ChampionX Transaction and Where to Find It

In connection with the proposed transaction, Apergy has filed a preliminary proxy statement on Schedule 14A and a registration statement on Form S-4 containing a prospectus with the Securities and Exchange Commission (the “SEC”) and ChampionX Holding Inc. has filed a registration statement on Form S-4 and Form S-1 containing a prospectus.  Both Apergy and ChampionX expect to file amendments to the registration statements before they become effective.  INVESTORS AND SECURITYHOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENTS/PROSPECTUSES AND DEFENITIVE PROXY STATEMENT AND ANY FURTHER AMENDMENTS WHEN THEY BECOME AVAILABLE AS WELL AS ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT APERGY, ECOLAB, CHAMPIONX AND THE PROPOSED TRANSACTION. Investors and securityholders may obtain a free copy of the registration statements/prospectuses and preliminary proxy statement and any further amendments (when available) and other documents filed by Apergy, Ecolab and ChampionX with the SEC at the SEC’s website at http://www.sec.gov.  The registration statements/prospectuses and preliminary proxy statement and other documents (when they are available) can also be obtained free of charge from Ecolab upon written request to Ecolab Inc., Attn: Investor Relations, 1 Ecolab Place, St. Paul, MN 55102, or by e-mailing investor.info@ecolab.com, or upon written request to Apergy, Investor Relations, 2445 Technology Forest Boulevard, The Woodlands, Texas 77381, or by e-mailing david.skipper@apergy.com.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of Apergy. However, Apergy, Ecolab and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of Apergy in connection with the proposed transaction under the rules of the SEC. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of Apergy in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus when it is filed with the SEC. Information about the directors and executive officers of Ecolab may be found in its Annual Report on Form 10-K filed with the SEC on February 28, 2020, and its preliminary proxy statement relating to its 2020 Annual Meeting of Shareholders filed with the SEC on March 20, 2020. Information about the directors and executive officers of Apergy may be found in its Annual Report on Form 10-K filed with the SEC on March 2, 2020, and its preliminary proxy statement relating to its 2020 Annual Meeting of Stockholders filed with the SEC on April 2, 2020.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Investor Contact: David Skipper
david.skipper@apergy.com
713-230-8031

Media Contact: John Breed
john.breed@apergy.com
281-403-5751

i Adjusted net income attributable to Apergy, adjusted EBITDA, adjusted EBITDA margin, adjusted segment EBITDA, adjusted segment EBITDA margin, free cash flow, and free cash flow to revenue are non-GAAP measures. See section titled “About Non-GAAP Measures” below for details on the non-GAAP measures used in this release.
ii The transaction with ChampionX is subject to customary closing conditions, including the effectiveness of Apergy and Ecolab Inc. (“Ecolab”) filings with the Securities and Exchange Commission, Apergy shareholder approval, consummation of the ChampionX separation from Ecolab, and regulatory approvals.

APERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(in thousands, except per share amounts)	2020 (1)	2019	2019
Revenue	$261,434	$247,748	$300,494
Cost of goods and services	179,095	175,114	197,483
Gross profit	82,339	72,634	103,011
Selling, general and administrative expense	78,143	75,047	64,129
Goodwill and long-lived asset impairment	682,800	—	1,746
Interest expense, net	9,039	9,075	10,527
Other (income) expense, net	(1,633)	(866)	1,102
Income (loss) before income taxes	(686,010)	(10,622)	25,507
Provision for (benefit from) income taxes	(26,794)	(9,048)	5,569
Net income (loss)	(659,216)	(1,574)	19,938
Net income attributable to noncontrolling interest	273	249	282
Net income (loss) attributable to Apergy	$(659,489)	$(1,823)	$19,656

Earnings (loss) per share attributable to Apergy:
Basic	$(8.51)	$(0.02)	$0.25
Diluted	$(8.51)	$(0.02)	$0.25

Weighted-average shares outstanding:
Basic	77,477	77,460	77,363
Diluted	77,477	77,460	77,640
_______________________

(1)
Includes estimated charges for goodwill and long-lived asset impairment of $683 million in our Production & Automation Technologies segment during the three months ended March 31, 2020, with an expected range between $650 million and $750 million. See Preliminary First Quarter 2020 Results section within this release.

APERGY CORPORATION
BUSINESS SEGMENT DATA
(UNAUDITED)

	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(in thousands)	2020 (1)	2019	2019
Segment revenue:
Production & Automation Technologies	$205,479	$203,625	$222,959
Drilling Technologies	55,955	44,123	77,535
Total revenue	$261,434	$247,748	$300,494

Income (loss) before income taxes:
Segment operating profit:
Production & Automation Technologies	$(674,140)	$2,175	$13,064
Drilling Technologies	11,359	8,644	26,806
Total segment operating profit (loss)	(662,781)	10,819	39,870
Corporate expense and other (2)	14,190	12,366	3,836
Interest expense, net	9,039	9,075	10,527
Income (loss) before income taxes	$(686,010)	$(10,622)	$25,507

Bookings:
Production & Automation Technologies	$223,970	$205,604	$219,465
Book-to-bill ratio (3)	1.09	1.01	0.98
Drilling Technologies	$54,039	$43,958	$78,586
Book-to-bill ratio (3)	0.97	1.00	1.01
_______________________

(1)
Includes estimated charges for goodwill and long-lived asset impairment of $683 million in our Production & Automation Technologies segment during the three months ended March 31, 2020, with an expected range between $650 million and $750 million. See Preliminary First Quarter 2020 Results section within this release.

(2)
Corporate expense and other includes costs not directly attributable to our reporting segments such as corporate executive management and other administrative functions, costs related to our separation from Dover Corporation and the results attributable to our noncontrolling interest.

(3)	The book-to-bill ratio compares the dollar value of orders received (bookings) relative to revenue realized during the period.

APERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	March 31, 2020 (1)	December 31, 2019
Assets
Cash and cash equivalents	$53,636	$35,290
Receivables, net	218,903	219,874
Inventories, net	206,948	211,342
Prepaid expenses and other current assets	14,384	26,934
Total current assets	493,871	493,440

Property, plant and equipment, net	235,114	248,181
Goodwill	324,989	911,113
Intangible assets, net	125,106	238,707
Other non-current assets	29,981	31,384
Total assets	$1,209,061	$1,922,825

Liabilities
Accounts payable	$118,791	$120,291
Other current liabilities	69,331	79,390
Total current liabilities	188,122	199,681

Long-term debt	559,532	559,821
Other long-term liabilities	94,875	127,109
Equity
Apergy Corporation stockholders’ equity	363,005	1,032,960
Noncontrolling interest	3,527	3,254
Total liabilities and equity	$1,209,061	$1,922,825
_______________________

(1)
Includes estimated charges for goodwill and long-lived asset impairment of $683 million in our Production & Automation Technologies segment during the three months ended March 31, 2020, with an expected range between $650 million and $750 million. See Preliminary First Quarter 2020 Results section within this release.

APERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2020 (1)	2019
Cash provided (required) by operating activities:
Net income	$(659,216)	$19,938
Depreciation	16,970	17,071
Amortization	12,862	12,844
Goodwill and long-lived asset impairment	682,800	1,746
Receivables	(6,740)	(7,260)
Inventories	2,717	664
Accounts payable	3,068	(8,160)
Leased assets	(3,900)	(20,501)
Other	(19,339)	3,568
Net cash provided by operating activities	29,222	19,910

Cash provided (required) by investing activities:
Capital expenditures	(7,467)	(9,718)
Proceeds from sale of fixed assets	721	2,475
Net cash required by investing activities	(6,746)	(7,243)

Cash required by financing activities:
Repayment of long-term debt	—	(25,000)
Other	(3,144)	(1,234)
Net cash required by financing activities	(3,144)	(26,234)

Effect of exchange rate changes on cash and cash equivalents	(986)	89

Net increase (decrease) in cash and cash equivalents	18,346	(13,478)
Cash and cash equivalents at beginning of period	35,290	41,832
Cash and cash equivalents at end of period	$53,636	$28,354
_______________________

(1)
Includes estimated charges for goodwill and long-lived asset impairment of $683 million in our Production & Automation Technologies segment during the three months ended March 31, 2020, with an expected range between $650 million and $750 million. See Preliminary First Quarter 2020 Results section within this release.

APERGY CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(in thousands)	2020 (1)	2019	2019
Net income (loss) attributable to Apergy	$(659,489)	$(1,823)	$19,656
Pre-tax adjustments:
Goodwill and long-lived asset impairment	682,800	—	1,746
Separation and supplemental benefit costs (2)	368	331	780
Restructuring and other related charges	2,766	2,556	896
Acquisition costs (3)	384	492	—
ChampionX acquisition and integration costs (4)	11,124	9,323	—
Material weakness remediation costs (5)	2,744	—	—
Intellectual property defense	211	400	—
Extended filing costs (6)	—	2,780	—
Tax impact of adjustments (7)	(38,134)	(3,772)	(813)
Adjusted net income attributable to Apergy	2,774	10,287	22,265
Tax impact of adjustments (7)	38,134	3,772	813
Net income attributable to noncontrolling interest	273	249	282
Depreciation and amortization	29,832	30,308	29,915
Provision for (benefit from) income taxes	(26,794)	(9,048)	5,569
Interest expense, net	9,039	9,075	10,527
Adjusted EBITDA	$53,258	$44,643	$69,371

Diluted earnings per share attributable to Apergy:
Reported	$(8.51)	$(0.02)	$0.25
Adjusted	$0.04	$0.13	$0.29
_______________________

(1)
Includes estimated charges for goodwill and long-lived asset impairment of $683 million in our Production & Automation Technologies segment during the three months ended March 31, 2020, with an expected range between $650 million and $750 million. See Preliminary First Quarter 2020 Results section within this release. During the three months ended March 31, 2019, we incurred an impairment loss of $1.7 million related to the classification of our pressure vessel manufacturing business as held for sale.

(2)
Separation and supplemental benefit costs primarily relates to separation costs, and to a lesser extent, enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

(3)	Includes compensation for post business combination services, related to an acquisition that closed during the third quarter of 2019, which are expected to be incurred through the end of January 2021.

(4)
Includes acquisition costs related to the planned merger of ChampionX of $7.9 million and $9.3 million for the three months ended March 31, 2020 and December 31, 2019, respectively, and professional fees related to the planned integration of ChampionX of $3.3 million incurred during the three months ended March 31, 2020.

(5)	Includes professional fees of $2.7 million incurred during the three months ended March 31, 2020 related to the remediation of material weaknesses identified during 2019.

(6)
Includes professional fees of $2.8 million incurred during the three months ended December 31, 2019 related to the extended filing of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

(7)
We generally tax effect adjustments using a combined federal and state statutory income tax rate of approximately 23 percent. The estimated impairment loss for three months ended Q1 2020 includes non-taxable goodwill of $533.8 million.

	Three months ended March 31, 2020 (1)
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$205,479	$55,955	$—	$261,434

Operating profit (loss)/ income (loss) before income taxes, as reported	$(674,140)	$11,359	$(23,229)	$(686,010)
Depreciation and amortization	27,572	2,105	155	29,832
Goodwill and long-lived asset impairment	682,800	—	—	682,800
Separation and supplemental benefit costs (2)	—	—	368	368
Restructuring and other related charges	671	2,095	—	2,766
Acquisition costs (3)	384	—	—	384
ChampionX acquisition and integration costs (4)	—	—	11,124	11,124
Material weakness remediation costs (5)	2,744	—	—	2,744
Intellectual property defense	—	211	—	211
Interest expense, net	—	—	9,039	9,039
Adjusted EBITDA	$40,031	$15,770	$(2,543)	$53,258

Operating profit margin / income (loss) before income taxes margin, as reported	(328.1)%	20.3%		(262.4)%
Adjusted EBITDA margin	19.5%	28.2%		20.4%
_______________________

(1)
Includes estimated charges for goodwill and long-lived asset impairment of $683 million in our Production & Automation Technologies segment during the three months ended March 31, 2020, with an expected range between $650 million and $750 million. See Preliminary First Quarter 2020 Results section within this release.

(2)
Separation and supplemental benefit costs primarily relates to separation costs, and to a lesser extent, enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

(3)	Includes compensation for post business combination services, related to an acquisition that closed during the third quarter of 2019, which are expected to be incurred through the end of January 2021.

(4)
Includes acquisition costs related to the planned merger of ChampionX of $7.9 million and professional fees related to the planned integration of ChampionX of $3.3 million incurred during the three months ended March 31, 2020.

(5)	Includes professional fees of $2.7 million incurred during the three months ended March 31, 2020 related to the remediation of material weaknesses identified during 2019.

	Three months ended December 31, 2019
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$203,625	$44,123	$—	$247,748

Operating profit (loss) / income (loss) before income taxes, as reported	$2,175	$8,644	$(21,441)	$(10,622)
Depreciation and amortization	27,954	2,184	170	30,308
Separation and supplemental benefit costs (1)	—	—	331	331
Restructuring and other related charges	2,337	184	35	2,556
Acquisition costs (2)	422	—	70	492
ChampionX acquisition and integration costs (3)	—	—	9,323	9,323
Intellectual property defense	—	400	—	400
Extended filing costs (4)	2,780	—	—	2,780
Interest expense, net	—	—	9,075	9,075
Adjusted EBITDA	$35,668	$11,412	$(2,437)	$44,643

Operating profit margin / income (loss) before income taxes margin, as reported	1.1%	19.6%		(4.3)%
Adjusted EBITDA margin	17.5%	25.9%		18.0%
_______________________

(1)
Separation and supplemental benefit costs primarily relates to separation costs, and to a lesser extent, enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

(2)	Includes compensation for post business combination services, related to an acquisition that closed during the third quarter of 2019, which are expected to be incurred through the end of January 2021.

(3)	Includes acquisition costs related to the planned merger of ChampionX of $9.3 million.

(4)
Includes professional fees of $2.8 million incurred during the three months ended December 31, 2019 related to the extended filing of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

	Three months ended March 31, 2019
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$222,959	$77,535	$—	$300,494

Operating profit (loss) / income before income taxes, as reported	$13,064	$26,806	$(14,363)	$25,507
Depreciation and amortization	27,284	2,509	122	29,915
Long-lived asset impairment (1)	1,746	—	—	1,746
Separation and supplemental benefit costs (2)	—	—	780	780
Restructuring and other related charges	896	—	—	896
Interest expense, net	—	—	10,527	10,527
Adjusted EBITDA	$42,990	$29,315	$(2,934)	$69,371

Operating profit margin / income before income taxes margin, as reported	5.9%	34.6%		8.5%
Adjusted EBITDA margin	19.3%	37.8%		23.1%
_______________________

(1)	During the three months ended March 31, 2019, we incurred an impairment loss of $1.7 million related to the classification of our pressure vessel manufacturing business as held for sale.

(2)
Separation and supplemental benefit costs primarily relates to separation costs, and to a lesser extent, enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

Adjusted Working Capital

(in thousands)	March 31, 2020	December 31, 2019
Receivables, net	$218,903	$219,874
Inventories, net	206,948	211,342
Accounts payable	(118,791)	(120,291)
Adjusted working capital	$307,060	$310,925

Free Cash Flow

	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(in thousands)	2020	2019	2019
Free Cash Flow
Cash provided by operating activities	$29,222	$32,509	$19,910
Less: Capital expenditures	(7,467)	(8,191)	(9,718)
Free cash flow	$21,755	$24,318	$10,192

Cash From Operating Activities to Revenue Ratio
Cash provided by operating activities	$29,222	$32,509	$19,910
Revenue	$261,434	$247,748	$300,494

Cash from operating activities to revenue ratio	11%	13%	7%

Free Cash Flow to Revenue Ratio
Free cash flow	$21,755	$24,318	$10,192
Revenue	$261,434	$247,748	$300,494

Free cash flow to revenue ratio	8%	10%	3%